SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [x]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement
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VULCAN MATERIALS COMPANY (Name of Registrant as Specified in Its Charter) ________________________________________ (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box): [x] No fee required. [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

April 15, 2002

To Our Shareholders:

          You are cordially invited to attend the annual meeting of the Shareholders of Vulcan Materials Company, which will be held at the headquarters of the Company in Birmingham, Alabama, on Friday, May 10, 2002, at 10:00 a.m., Central Daylight Time. The formal Notice of the annual meeting, the Proxy Statement and a proxy accompany this letter.

          We hope that you will attend the meeting. Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy. You can also vote by proxy via the telephone or the Internet using the instructions on your proxy card. Your prompt vote will be greatly appreciated.

          Our Annual Report to Shareholders for 2001 is enclosed. We trust you will find it interesting and informative.

Sincerely yours, DONALD M. JAMES Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 10, 2002

To the Shareholders of the Company:

          NOTICE IS HEREBY GIVEN that the annual meeting of the Shareholders of Vulcan Materials Company (the "Company") will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama, on Friday, May 10, 2002, at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect four directors to serve three-year terms.
2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2002.
3.	To conduct such other business as may properly come before the meeting.

          Shareholders who owned stock at the close of business on March 11, 2002, can vote at the meeting.
By Order of the Board of Directors, WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 15, 2002
NOTE - Please sign, date and return your proxy as promptly as possible whether you own one or many shares.
VULCAN MATERIALS COMPANY 1200 URBAN CENTER DRIVE BIRMINGHAM, ALABAMA 35242 PROXY STATEMENT FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 10, 2002

          The accompanying proxy is solicited by the Board of Directors of Vulcan Materials Company (the "Company") for use at the Company's annual meeting. The meeting will be held at the headquarters of the Company, 1200 Urban Center Drive, Birmingham, Alabama on May 10, 2002, at 10:00 a.m. local time. The proxies may also be voted at any adjournment or postponements of the meeting.

          A shareholder can revoke a proxy in one of three ways: giving written notice to the Secretary of the Company, delivering a later dated proxy or voting in person at the meeting.

          The mailing address of the principal executive offices of the Company is 1200 Urban Center Drive, Birmingham, Alabama 35242. The date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is April 15, 2002.

          Holders of shares of common stock of the Company of record at the close of business on March 11, 2002 are entitled to notice of and to vote at the meeting and all adjournments of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters presented at the meeting. On the record date there were 101,436,491 shares outstanding.

          The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominated directors. The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of Deloitte & Touche. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting, are not included in the vote totals, and thus will not affect the outcome of the vote.

          Duly executed proxies without voting instructions will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Deloitte & Touche LLP. The Board is not aware of any matters to be presented at the meeting other than the matters described in this Proxy Statement.

          All proxies are held in confidence, unless the shareholder writes comments on the proxy and under certain other circumstances. The votes are tabulated by independent third parties. The accompanying proxy is solicited by the Board of the Company and the solicitation costs will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone. The Company has retained Georgeson Shareholder Communications Corp. as a proxy solicitor for a fee of approximately $7,000, plus expenses. The Company will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names.
1. ELECTION OF DIRECTORS

          The Company's Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting to serve a three-year term.

          The Board of Directors has nominated four persons for election as directors to serve three-year terms expiring in 2005 or until the director reaches the Company's mandatory retirement age of 70, whichever is sooner. Unless otherwise directed, proxies will be voted in favor of these four nominees. Should any of the nominees be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. These nominees have consented to serve if elected, and the Board of Directors has no reason to believe that any of the persons nominated will be unable to accept election.
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS TERMS EXPIRING IN 2005

Philip J. Carroll, Jr.
Age: 64. Director since 1999.
Retired Chairman and Chief Executive Officer of Fluor Corporation, Aliso Viejo, California (an engineering, construction and diversified services company), from July 1998 to February 2002; President and Chief Executive Officer of Shell Oil Company, Houston, Texas (a leading oil and natural gas producer, manufacturer, transporter and marketer of oil and chemicals products), prior thereto.
Other directorships: Boise Cascade Corporation; Fluor Corporation; Scottish Power Company.
Committee memberships: Compensation; Governance and Succession; Safety, Health and Environmental Affairs.

Livio D. DeSimone
Age: 65. Director since 1987.
Retired Chairman and Chief Executive Officer of 3M Company, St. Paul, Minnesota (a diversified manufacturer), from November 1991 to January 2001.
Other directorships: American Express Funds; Cargill, Incorporated; General Mills, Inc.; Milliken & Co.; Nexia Biotechnologies Inc.; Target Corporation.
Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.

Donald M. James
Age: 53. Director since 1996.
Chairman and Chief Executive Officer of the Company since May 1997; President and Chief Executive Officer prior thereto.
Other directorships: Protective Life Corporation; Southern Company; SouthTrust Corporation.
Committee memberships: Executive.

Ann McLaughlin Korologos
Age: 60. Director since 1990.
Chairman Emeritus, The Aspen Institute, Aspen, Colorado (an independent, nonprofit organization whose programs are designed to enhance the ability of leaders to understand national and international issues), since August 2000; Chairman from 1996 to 2000; Senior Advisor, Benedetto, Gartland & Company, Inc., New York, New York (an investment banking firm); Vice Chairman, The Rand Corporation Board of Trustees (a nonprofit institution that helps improve policy and decision-making through research and analysis).
Other directorships: AMR Corporation; Fannie Mae; Harman International Industries, Inc.; Host Marriott Corporation; Kellogg Company; Microsoft Corporation.
Committee memberships: Audit Review; Executive; Finance and Pension
Funds; Safety, Health and Environmental Affairs.
The Board of Directors of the Company recommends a vote FOR the nominees named above.
DIRECTORS CONTINUING IN OFFICE TERMS EXPIRING IN 2004

Douglas J. McGregor
Age: 61. Director since 1992.
President and Chief Operating Officer, Burlington Industries, Inc., Greensboro, North Carolina (a leading softgoods manufacturer with interests in apparel, home fashions, carpets and rugs), since June 2000 (Burlington Industries, Inc. and certain of its subsidiaries filed voluntary petitions under Chapter 11, Title 11 of the United States Code in 2001); Principal, C.A.M. Investments, Pepper Pike, Ohio (an investment firm), from January 1999 until May 2000; Chairman and Chief Executive Officer, M. A. Hanna Company, Cleveland, Ohio (an international specialty chemicals company with interests in formulated polymers), from July 1997 until October 1998; President and Chief Executive Officer from January 1997 to July 1997.
Other directorships: Burlington Industries, Inc.; KeyCorp.
Committee memberships: Audit Review; Finance and Pension Funds; Safety, Health and Environmental Affairs.

Donald B. Rice
Age: 62. Director since 1986.(*)
Chairman (since 2002), President and Chief Executive Officer of Agensys, Inc., Santa Monica, California (a biotechnology company developing monoclonal antibody therapeutics for cancer), since 1996.
Other directorships: Amgen, Inc.; Scios, Inc. (Chairman); Unocal Corp.; Wells Fargo & Company.
Committee memberships: Audit Review; Executive; Finance and Pension Funds; Governance and Succession.
(*)Dr. Rice was first elected a director in 1986, and served until May 1989, when he was appointed Secretary of the Air Force. He was reelected a director of the Company by the Board of Directors on February 12, 1993.

Orin R. Smith
Age: 66. Director since 1983.
Retired Chairman and Chief Executive Officer of Engelhard Corporation, Iselin, New Jersey (provider of environmental technologies, performance products, engineered materials and related services), from January 1995 to December 2000.
Other directorships: Applera Corporation; Engelhard Corporation; Ingersoll-Rand Company.
Committee memberships: Compensation; Executive; Governance and Succession; Safety, Health and Environmental Affairs.
TERMS EXPIRING IN 2003

Phillip W. Farmer
Age: 63. Director since 1999.
Chairman and Chief Executive Officer of Harris Corporation, Melbourne, Florida (an international communications equipment company), since 1995.
Other directorships: Harris Corporation.
Committee memberships: Audit Review; Finance and Pension Funds; Governance and Succession.

H. Allen Franklin
Age: 57. Director since 2001.
Chairman, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (a super-regional energy company in the Southeast and a leading U.S. producer of energy); President and Chief Executive Officer from March 2001 until April 2001; President and Chief Operating Officer from June 1999 until March 2001; President and Chief Executive Officer, Georgia Power (a subsidiary of Southern Company) from January 1994 until June 1999; Executive Vice President of Southern Company from June 1991 until June 1999.
Other directorships: SouthTrust Corporation; Southern Company.
Committee memberships: Audit Review; Safety, Health and Environmental Affairs.

James V. Napier
Age: 65. Director since 1983.
Retired Chairman of the Board of Scientific-Atlanta, Inc., Atlanta, Georgia (a manufacturer and designer of telecommunication systems, satellite-based communications networks, and instrumentation for industrial, telecommunications and government applications) from 1992 to 2000.
Other directorships: Engelhard Corporation; Intelligent Systems, Inc.; McKesson Corporation; Personnel Group of America, Inc.; Scientific-Atlanta, Inc.; WABTEC, Inc.
Committee memberships: Audit Review; Compensation; Executive; Finance and Pension Funds.

BOARD OF DIRECTORS AND COMMITTEES

          In 2001, the Board of Directors held seven meetings. The Board of Directors has established six standing committees which have the responsibilities set forth below. All committees except the Executive Committee are composed entirely of outside directors. All of the directors attended more than 75% of the total number of meetings of the Board of Directors and meetings of the Committees of which they were members.

          The Executive Committee has the same powers as the Board of Directors, except as limited by the New Jersey Business Corporation Act. In practice, the powers of the Executive Committee are exercised only for matters that arise between meetings of the Board of Directors. The Executive Committee did not meet in 2001.

          The Audit Review Committee advises the Board of Directors and the management of the Company from time to time with respect to internal controls, systems and procedures, accounting policies and other significant aspects of the financial management of the Company. The Audit Review Committee also reviews with the Company's independent certified public accountants its audit procedures and other significant aspects of the annual audit, and advises the Board of Directors of the adequacy of the audit by the independent certified public accountants. The Audit Review Committee met four times during 2001.

          The Compensation Committee interprets and administers the Company's Executive Incentive Plan, Management Incentive Plan and the 1996 Long-Term Incentive Plan. The Committee is comprised of nonemployee directors ineligible to participate in these plans. The Compensation Committee also is responsible for determining and fixing the amount of compensation paid to each officer of the Company, each division president and each Chemicals Group business unit president ("Senior Executives"). In addition, it determines and fixes other benefits to be provided to such Senior Executives and certain other employees of the Company. It also makes recommendations to the Board of Directors concerning changes in the compensation of the directors of the Company. The Compensation Committee met three times during 2001.

          The Governance and Succession Committee: (a) conducts such meetings as are appropriate with other directors, officers, other employees of the Company, or any other persons whom it might select for purposes of discussing with them (i) the tenure and selection of persons for membership on the Board of Directors and (ii) the tenure and selection of a successor to the chief executive officer, and (b) makes appropriate recommendations to the Board of Directors with respect thereto. This Committee will consider nominees for director recommended by shareholders for 2003 if such recommendations are made in writing, addressed to the Committee, in care of the Secretary of the Company, at the principal office of the Company, and are received by December 16, 2002. The Governance and Succession Committee met three times during 2001.

          The Safety, Health and Environmental Affairs ("SHE") Committee has the responsibility for reviewing the Company's policies, practices and programs with respect to the management of safety, health and environmental affairs and monitoring the Company's compliance with safety, health and environmental laws and regulations. The SHE Committee met two times during 2001.

          The Finance and Pension Funds Committee has responsibility for overseeing the Company's financial affairs and recommending to the Board of Directors financial policies and actions to accommodate the Company's goals and operating strategies while maintaining a sound financial condition. Its functions include keeping informed about the Company's financial condition, recommending a dividend policy, reviewing and recommending changes in the quarterly dividend payments, and evaluating and making recommendations concerning the appropriate mix of debt and equity, incurrence of long-term debt, and changes in the authorized limit of short-term debt. The Finance and Pension Funds Committee is also responsible for overseeing the funding and management of assets for pension plans sponsored by the Company. To fulfill these functions, it establishes funding policies and methods consistent with pension plan objectives and the Employee Retirement Income Security Act of 1974, selects and removes investment managers, and appoints trustees for the pension plans. The Finance and Pension Funds Committee met two times in 2001.
COMPENSATION OF DIRECTORS

          Members of the Board of Directors who are not employees of the Company are paid a retainer of $30,000 per year, plus a fee of $1,500 for each meeting attended.

          Each member of a committee who is not an employee of the Company is paid a fee of $1,500 for each committee meeting attended in person or by telephone and for each unanimous consent to action in lieu of meeting executed. In addition, each chairman of a committee who is not an employee of the Company is paid a fee of $5,000 per year for service as chairman of a committee.

          The Company has a Deferred Compensation Plan for Directors Who Are Not Employees of the Company (the "Deferred Compensation Plan") under which payment to nonemployee directors of their compensation as directors may be deferred for certain periods or until they cease to be directors. The deferred amounts, at the election of the director, either (i) are credited with interest at prescribed rates or (ii) are converted to the equivalent of that number of shares of the Company's common stock (based on the market price at the time of deferral) that could be purchased with the deferred amounts, and are thereafter credited with amounts equal to dividends thereon (also converted to stock equivalents). All payments elected to be stock-based under the Deferred Compensation Plan are in the form of stock. All amounts elected to be paid in cash are paid in cash. The Deferred Compensation Plan provides that lump-sum payments of all deferred compensation would be made within 30 days if (i) there is a Change in Control (as defined in the Deferred Compensation Plan) and (ii) at any time after a Change in Control the participating director ceases to be a member of the Board of Directors, the Deferred Compensation Plan is terminated or the Company's capital structure is changed materially. The Deferred Compensation Plan was approved by the shareholders in 1993.

          The Company also has a Deferred Stock Plan for Nonemployee Directors of the Company (the "Deferred Stock Plan"), which was adopted by the Board of Directors and approved by the shareholders of the Company in 1996. The Deferred Stock Plan is designed to provide for the payment of a greater portion of the compensation of nonemployee directors of the Company in the form of equity, thereby more closely aligning the interests of the nonemployee directors with those of the other shareholders of the Company. Under the Deferred Stock Plan, an account is established for each nonemployee director to which deferred stock units are credited. Each deferred stock unit evidences the right to receive a share of common stock of the Company upon the director's termination of service. The Deferred Stock Plan provides that each nonemployee director may receive annual grants of deferred stock units calculated by dividing an amount equal to 40% of the annual retainer payable to nonemployee directors then in effect by the average daily closing price per share of common stock of the Company for the 20 trading days prior to the date of grant. On each date on which a regular cash dividend is paid on the common stock, the account of each eligible nonemployee director will be credited with additional deferred stock units corresponding to the cash dividend paid on the number of shares of common stock evidenced by the deferred stock units credited to the account of each such nonemployee director.

          The entire balance of a nonemployee director's account will be paid to the director, in either a lump sum or installments at the election of such director, in shares of common stock of the Company, upon the director's termination of service. The total number of shares of common stock of the Company reserved for issuance pursuant to the Deferred Stock Plan is 300,000, subject to adjustment in the event of a stock split, reverse stock split, reorganization or recapitalization. The Company is not currently issuing any units under the Deferred Stock Plan.

          The Company also has a Restricted Stock Plan for Nonemployee Directors (the "Restricted Stock Plan"), which was approved by the Board of Directors in 1997. The Restricted Stock Plan was implemented to promote a greater identity of interests between the Company's nonemployee directors and its shareholders through increasing ownership of common stock by the nonemployee directors and to assist the Company in attracting and retaining qualified individuals to serve as nonemployee directors by affording them an opportunity to share in the future success of the Company. Under the Restricted Stock Plan, a number of restricted shares determined annually by the Board (the "Restricted Shares") are granted to each nonemployee director. On June 1, 2001, 800 Restricted Shares were issued to each nonemployee director serving on that date. The Restricted Shares are held in special restricted accounts by the Company's exchange agent and the nonemployee directors have no right to receive the Restricted Shares until the restrictions lapse or are waived, at which time the shares are distributed in an aggregate amount upon retirement. With the exception of the restriction on selling, assigning, pledging or otherwise transferring the Restricted Shares, the nonemployee director is entitled to all rights and benefits of a shareholder with respect to the Restricted Shares, including the right to vote the shares and receive dividends on the shares. The restrictions expire when the nonemployee director reaches age 70 (or the then current mandatory retirement age), or the nonemployee director ceases to be a director before reaching age 70 because of death or disability. The Chief Executive Officer of the Company has the power to waive the restrictions in the event the nonemployee director fails to remain a director for any reason other than retirement at the mandatory age, death or disability.

          In accordance with the Restricted Stock Plan, dividends paid on Restricted Shares are credited to an account for each nonemployee director in the form of deferred stock units. The number of deferred stock units is determined by multiplying the per share dividend amount by the number of Restricted Shares granted to the nonemployee director upon which restrictions have not yet lapsed and deferred stock units previously credited to such nonemployee director under the Restricted Stock Plan and dividing the product by the average daily closing price per share of common stock for the 20 trading days prior to the dividend payment date. The dividends held as deferred stock units will be paid to the nonemployee director in the form of common stock with fractional shares in cash upon the nonemployee director's termination of service, regardless of whether or not the Restricted Shares are ever distributed.
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following is information regarding persons known to the Company to have beneficial ownership of more than 5% of the outstanding common stock of the Company, which is the only outstanding class of voting securities of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, Illinois 61710	11,068,616 shares(1)	10.92%

Gerald Ratner, as Attorney and Agent 222 North LaSalle Street Chicago, Illinois 60601	7,207,551 shares	7.0%

Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	6,587,690 shares(2)	6.5%

AmSouth Bancorporation AmSouth Sonat Tower Birmingham, Alabama 35203	6,487,481 shares(3)	6.4%

(1)Based on information contained in the Schedule 13G/A, dated February 1, 2002, filed with the Securities and Exchange Commission. The total includes the following shares over which the listed entities have sole voting and dispositive power:
Affiliate	Shares

State Farm Life Insurance Company
State Farm Fire and Casualty Company
State Farm Mutual Automobile Insurance Company
State Farm Growth Fund
State Farm Balanced Fund
State Farm Variable Product Trust
State Farm Insurance Companies Employee Retirement Trust
State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees
      - Equities Account
      - Balanced Account

1,304 3,284 8,399,898 1,039,200 160,200 3,090 2,440 1,208,400 250,800

State Farm Mutual Automobile Insurance Company and each of the various listed affiliated entities expressly disclaim "beneficial ownership" as to all shares as to which such entity has no right to receive the proceeds of sale of the security and disclaims that it is part of a "group."

(2) Based on information contained in a Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission.

(3) Based on information contained in a Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission. The total consists exclusively of shares of common stock held by estates and trusts of which AmSouth Bank, a subsidiary of AmSouth Bancorporation, is a fiduciary. No single one of these estates or trusts holds as much as 5% of the common stock of the Company. As reported in the Schedule 13G, AmSouth Bank has shared voting power with respect to 5,761,902 shares and shared dispositive power with respect to 5,904,521 shares.

STOCK OWNERSHIP OF MANAGEMENT

          The following table sets forth information, unless otherwise indicated, as of March 1, 2002, regarding beneficial ownership of the Company's common stock by each of the directors, the chief executive officer and the four other most highly compensated executive officers and the directors and executive officers of the Company as a group. This total includes all Company stock-based holdings as set forth in the footnotes. This table indicates the alignment of the named individual's financial interest with the interests of the Company's shareholders, because the value of the individual's total Company holdings will increase or decrease in line with the price of the Company's stock.

Name	Amount and Nature of Stock-Based Ownership	Percent of Class
Directors(1)

     Philip J. Carroll, Jr.
     Livio D. DeSimone
     Phillip W. Farmer
     H. Allen Franklin
     Ann McLaughlin Korologos
     Douglas J. McGregor(2)
     James V. Napier
     Donald B. Rice(3)
     Orin R. Smith
   Chief Executive Officer and other
   Executive Officers(4)
     Donald M. James
     James W. Smack
     Daniel J. Leemon(5)
     Mark E. Tomkins
     Guy M. Badgett, III
   All Directors and Executive Officers
   as a group (27 persons)

	5,538 48,717 5,282 629 31,872 36,001 15,205 12,936 49,249 808,205 166,177 201,061 31,924 164,091 2,656,898	* * * * * * * * * * * * * * 3%

*Less than 1% of issued and outstanding shares of Company common stock.

(1)Beneficial ownership for the directors includes all shares held of record or in street name, or by trusts or family members, if noted. The amounts also include restricted shares granted under the Company's Restricted Stock Plan for Nonemployee Directors and phantom shares accrued under the Directors Deferred Compensation Plan, the Deferred Stock Plan and the Restricted Stock Plan, as follows:

	Shares Owned Directly or Indirectly	Restricted Shares	Phantom Shares Held Pursuant to Plans
Philip J. Carroll, Jr. Livio D. DeSimone Phillip W. Farmer H. Allen Franklin Ann McLaughlin Korologos Douglas J. McGregor James V. Napier Donald B. Rice Orin R. Smith	0 11,592 1,000 0 3,098 1,350 3,150 1,950 3,150	1,950 2,185 1,550 0 2,185 2,185 2,185 2,185 2,185	3,588 34,940 2,732 629 26,589 32,466 9,870 8,801 43,914

(2)Includes 1,350 shares which are held in a trust of which Mr. McGregor is the trustee.

(3)Includes 1,200 shares which are held in a retirement trust of which Dr. Rice is the trustee and full beneficiary.

(4)Beneficial ownership for the executive officers includes shares held of record or in street name, or by trusts or family members as noted, including restricted shares. The amounts also include shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2002, shares credited to the executives' accounts under the Company's Thrift Plan for Salaried Employees ("Thrift Plan"), stock equivalents as to which there are no voting rights and which will be paid totally in cash under the Company's Unfunded Supplemental Benefit Plan ("USBP"), phantom shares accrued under the Executive Deferred Compensation Plan ("Deferred Compensation") and Deferred Stock Units issued pursuant to the 1996 Long-Term Incentive Plan which vest in 20% increments after the fifth year and which are paid in shares of the Company's common stock, as follows:
	Shares Owned Directly or Indirectly	Exercisable Options	Thrift Plan and USBP	Deferred Compensation	Deferred Stock Units
Donald M. James	44,344	683,000	7,415	12,880	60,566
James W. Smack	32,844	94,825	32,451	0	6,057
Daniel J. Leemon	70,064	96,625	34,372	0	0
Mark E. Tomkins	0	9,600	0	0	22,324
Guy M. Badgett, III	22,092	101,365	30,540	0	10,094

(5)Includes 9,100 shares held in two trusts of which Mr. Leemon is the trustee.
EXECUTIVE COMPENSATION

          The following table sets forth information concerning the annual and long-term compensation for Mr. James and the four other executive officers of the Company who were the most highly compensated for the fiscal year ended December 31, 2001.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Options Granted(2) (Number of Shares)	Deferred Stock Units ($)(3)	LTIP Payouts(4)	All Other Compensation (5)

Donald M. James Chairman and Chief Executive Officer	2001 2000 1999	$841,670 $740,000 $675,000	$860,000 $800,000 $850,000	200,000 220,000 195,000	$1,296,750 $0 $0	$0 $577,553 $413,389	$55,093 $54,600 $50,449

James W. Smack President, Western Division	2001 2000 1999	$365,482 $344,930 $332,040	$290,000 $260,000 $260,000	20,000 30,000 30,225	$129,675 $0 $0	$0 $482,244 $331,423	$33,488 $32,934 $29,045

Daniel J. Leemon Chairman, Midsouth and Midwest Divisions	2001 2000 1999	$317,340 $271,448 $252,270	$335,500(1a) $221,000 $220,000	25,000 23,000 17,775	$0 $0 $0	$0 $482,244 $354,092	$31,514 $27,295 $27,767

Mark E. Tomkins(6) Senior Vice President, Chief Financial Officer and Treasurer	2001 2000 1999	$346,957 $0 $0	$275,000(1b) $0 $0	48,000 0 0	$763,625 $0 $0	$0 $0 $0	$0 $0 $0

Guy M. Badgett, III Senior Vice President, Construction Materials, East	2001 2000 1999	$325,668 $301,674 $271,709	$235,000 $240,000 $270,000	31,000 38,000 30,225	$216,125 $0 $0	$0 $482,244 $331,423	$30,630 $30,816 $28,323

(1)Consists of payments made under the Company's Executive Incentive Plan ("EIP") or Management Incentive Plan ("MIP"). See the information under the heading "Change of Control Employment Agreements" below for information relating to payments in the event of a Change of Control.
          (a)Includes compensation of $77,500 in recognition of Mr. Leemon's increased responsibilities as Chairman of the Midwest Division in his last year of employment with the Company.
          (b)Includes a one-time hiring bonus of $75,000.

(2)See Option Grant Table on page 13 for more detail concerning the option grants.

(3)The value is based on the fair market value of the stock underlying the deferred stock units on the date of grant without giving effect to the diminution in value attributable to the restrictions on such stock. Units of deferred stock vest ratably in years six through ten. The shares underlying the deferred stock units are not paid until after the tenth year. Vesting is accelerated upon retirement at age 62 or older, death, disability, or Change in Control. Dividend equivalents accrue as additional deferred units. All non-vested units are forfeited upon termination of employment unless such termination occurs by reason of retirement at age 62 or older, death, disability, or Change in Control. For information on what constitutes a Change in Control, see "Change of Control Employment Agreements" below. The following table provides information about deferred stock units as of December 31, 2001.

Name	Deferred Units Granted in 2001	Aggregate # of Deferred Units Held	Aggregate Value Based on FMV of Stock at Year End ($47.685)
Donald M. James	30,000	30,000	$1,430,550
James W. Smack	3,000	3,000	$143,055
Daniel J. Leemon	0	0	$0
Mark E. Tomkins	17,000	17,000	$810,645
Guy M. Badgett, III	5,000	5,000	$238,425

(4)The amounts shown represent the value earned and paid in 1999 and 2000 for grants made in 1994 and 1995, respectively, under the Company's 1991 Long-Range Performance Share Plan. The last year grants were made under that plan was 1995, and no further grants can be issued under the 1991 Plan. Payments were made in common stock, less applicable taxes, and were valued at the average of the high and low trading prices of the stock on the date of payment.

(5) These amounts consist of Company contributions made on behalf of the named employee to the Company's Thrift Plan for Salaried Employees (the "Thrift Plan") and the Company's Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan"). Under the Supplemental Plan, participating employees whose Company-matching contributions to the Thrift Plan have been reduced as a result of the limitations imposed by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended, are provided with a benefit that is essentially equal to the benefit those employees would have received in the absence of such limitations. The Compensation Committee designates the participants under the Supplemental Plan. The following amounts were contributed pursuant to the Thrift Plan and the Supplemental Plan made by the Company during 2001:

Name	Thrift Plan Contributions	Supplemental Plan Contributions
Donald M. James	$5,780	$49,313
James W. Smack	$9,180	$24,308
Daniel J. Leemon	$8,467	$23,047
Mark E. Tomkins	$0	$0
Guy M. Badgett, III	$9,180	$21,450

(6)Mr. Tomkins first became employed by the Company in January 2001.
OPTION GRANTS IN 2001

          The following table sets forth each grant of stock options during 2001 to Mr. James and the other named executive officers:

Name	Number of Securities Underlying Options Granted(1)	% of Total Shares Granted	Exercise or Base Price	Expiration Date	Grant Date Present Value ($)(2)

Donald M. James	200,000	18.27	$44.90	02/09/11	$1,570,000
James W. Smack	20,000	1.83	$44.90	02/09/11	$157,000
Daniel J. Leemon	25,000	2.28	$44.90	02/09/11	$196,250
Mark E. Tomkins	20,000 28,000	1.83 2.56	$45.62 $44.90	01/16/11 02/09/11	$157,000 $219,800
Guy M. Badgett, III	31,000	2.83	$44.90	02/09/11	$243,350

(1)Reflects nonqualified options granted pursuant to the Company's 1996 Long-Term Incentive Plan. The option exercise price of all options granted equals the fair market value of the shares of common stock of the Company on the date of grant. The options are subject to vesting in 20% increments over a five-year period, unless accelerated upon the optionee's death, disability or retirement or upon a Change of Control of the Company. For information on what constitutes a Change of Control, see "Change of Control Employment Agreements" below.

(2)Pursuant to the rules of the Securities and Exchange Commission, the Company has elected to provide a grant date present value for these option grants determined by a Black-Scholes pricing model. The assumptions utilized in this model include: an expected volatility of 23.82% (derived by using daily closing stock prices for the twelve months preceding the grant date), a dividend yield of 2.00%, an interest rate of 4.85% (the rate on a U.S. Treasury note with a maturity date of five years from the grant date), and an expected time of exercise of six years from grant date. The Company does not believe that the values estimated by the Black-Scholes model, or any other model, will necessarily be indicative of the values to be realized by an executive.
AGGREGATED OPTION EXERCISES IN 2001 AND 2001 OPTION VALUES

          The following table sets forth for each of Mr. James and the other named executive officers the number and dollar value of unexercised options outstanding at December 31, 2001. No stock options were exercised by the executive officers named below during 2001.

	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Donald M. James	497,000	583,000	$9,747,522	$3,536,942
James W. Smack	70,290	74,585	$1,355,503	$465,749
Daniel J. Leemon	63,910	66,515	$1,335,485	$430,952
Mark E. Tomkins	0	48,000	$0	$119,180
Guy M. Badgett, III	72,745	92,555	$1,376,651	$538,969

(1)The value of the unexercised in-the-money options is the difference between the fair market value of the underlying securities as of December 31, 2001 and the option exercise price. The fair market value used to estimate the in-the-money value at year end was $47.685 (high/low average price of the common stock on the New York Stock Exchange on December 31, 2001). The ultimate value of an option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the executive officers named above to bring future success to the Company for the benefit of all shareholders.
REPORT OF THE AUDIT REVIEW COMMITTEE

          The Audit Review Committee of the Board of Directors is responsible for, among other things, reviewing the Company's financial statements with management and the Company's independent auditor.

          Management of the Company is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

          In connection with the fiscal 2001 audit, the Audit Review Committee has:
-	Reviewed and discussed the audited financial statements of the Company with management;
-	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (required communication by external auditors with audit committees);
-

Received from the independent auditors disclosures regarding the auditors' independence required by Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and

-

Recommended, based on the reviews and discussions noted above, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

          In compliance with the requirements of the New York Stock Exchange, the Board of Directors has adopted a formal written charter for the Audit Review Committee, a copy of which was filed with the 2001 Proxy Statement. The members of the Audit Review Committee have been determined to be independent in accordance with the requirements of the NYSE Listing Standards.
Audit Review Committee James V. Napier, Chairman Phillip W. Farmer H. Allen Franklin Ann McLaughlin Korologos Douglas J. McGregor Donald B. Rice
AUDIT FEES, FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES AND OTHER FEES

          Aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates are as follows:

Audit Fees	$722,400
Financial Information Systems
Design and Implementation Fees	NONE
Other Fees:
Audit Related Fees	$142,200	(1)
Other Non-audit Related Fees	$ 42,000	(2)
Total	$906,600

(1)Includes fees for the audits of the Company's employee benefit plans and the statutory audit report required by Mexican law for the Company's Mexican subsidiary.
(2)The Audit Review Committee has considered whether the provision of the services included in the other fees is compatible with maintaining the auditor's independence.
REPORT OF THE COMPENSATION COMMITTEE

          This report was prepared at the direction of the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of nonemployee directors. The Committee establishes the compensation levels for all executives of the Company which includes the Chief Executive Officer ("CEO") and the other executives of the Company, including the officers named in the Summary Compensation Table. Under the direction of the Committee, the Company has developed and implemented performance-based compensation policies and plans that are intended to enhance the profitability of the Company and shareholder value by aligning closely the financial interests of the Company's executives with those of its shareholders.

Executive Compensation Program

          The Committee determines the amount and type of compensation that supports its objective of providing competitive compensation that:
-	reflects the performance of both the Company and each executive;
-	requires that a substantial portion of compensation be linked to annual and long-term performance of the Company as measured by specific financial measures; and,
-	encourages substantial ownership in the stock of the Company.
Compensation for the executives of the Company is comprised of three components:
-	base salary;
-	short-term cash incentive; and
-	long-term equity-based incentive.

          The Committee begins the process of establishing compensation for executives by reviewing data from general industry surveys conducted by executive compensation consultants. Based on these surveys, the Committee establishes a competitive target for each component of compensation for each executive position. The short-term and long-term incentive targets are expressed as a percentage of base salary for each executive. The surveys include some of the companies in the Wilshire 5000 M&S Index, the performance of which is charted in the Shareholder Return Performance Presentation.

Base Salary

          The Committee reviews the salary of each executive in relation to the targeted base salary established for the executive's position. Salaries may be adjusted to reflect individual performance, increased responsibilities, and changes in the targeted base salary as derived from the general industry surveys.

Short-Term Cash Bonus under the Executive Incentive and Management Incentive Plans

          The Company has established an Executive Incentive Plan and a Management Incentive Plan. These Plans are intended to promote the success of the Company by providing annual cash incentives for those employees who lead the Company's efforts to improve the operating results and earnings of the Company. Economic Profit ("EP"), which is derived by subtracting a capital charge from net operating profit after taxes, is used as the financial measure of the Company's performance. It is the view of the Committee and management that improvement in EP is closely correlated with an increase in share price. Annually, an EP performance goal is established for the Company and for each profit center or group by averaging the previous year's budgeted and actual EP results. The EP performance goal for the Company is used to measure the CEO's performance and the EP performance goal of the applicable profit center or group is used for each participating executive.

          The Committee may adjust the amount of an award to each executive lower or higher than the established short-term incentive target depending on the extent to which the EP goal for the Company, profit center or group was satisfied and the performance of each executive related thereto.

          Total awards under the Executive Incentive Plan ("EIP") in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year. Awards under the Management Incentive Plan ("MIP") in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year. The bonus payments made to those executives were well below the maximum allowable under the Plans. The CEO and the other executives named in the Summary Compensation Table participated in the EIP. The other executives participate in the MIP.

Long-Term Equity-Based Incentives under the 1996 Long-Term Incentive Plan ("LTIP")

          The purpose of the LTIP is to further the long-term growth in profitability of the Company by offering long-term incentives to those executives who will be largely responsible for such growth. The LTIP authorizes the use of a variety of equity-based incentive awards, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, deferred stock units, and other stock-based incentives. The amount of the award to an executive is based on the Company's performance as compared to targets established for total shareholder return, earnings per share and return on investment, although the Committee has some discretion in setting the awards in accordance with the LTIP.

          In 2001, awards were made in the form of nonqualified stock options and deferred stock units. The nonqualified stock options have a ten-year term and vest in equal amounts over years one through five, unless accelerated due to the retirement, death or disability. The exercise price of the stock options is equal to the market price of the Company's Common Stock on the date of the grant. Therefore, the option will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Deferred stock units ("DSUs") have a ten-year term and vest in equal amounts in years six through ten. The common stock represented by the DSUs is not issued until after the tenth year, unless accelerated due to retirement at age 62 or older or the death or disability of the participant. All unvested DSUs are forfeited and not paid if a participant is terminated for reasons other than retirement at age 62 or older, death or disability. Dividend equivalents are accrued in the form of additional DSUs. Each participant has the right to defer payment of the shares beyond the tenth year up to retirement.

Chief Executive Officer Compensation

          The compensation for Mr. Donald M. James, Chairman and Chief Executive Officer consists of the same components and is established by the same process as described for the other executives. A significant portion of Mr. James' compensation is at risk by being tied to quantifiable measures of the Company's performance. These measures include economic profit, total shareholder return, earnings per share and return on investment. Qualitative measures used to evaluate Mr. James' performance include ethical business conduct, successful business development, management succession planning, and his leadership in directing the Company's safety, health and environmental stewardship programs.

          In 2001 the base salary portion of Mr. James' compensation was adjusted to equal the targeted base salary level as established by the Committee, an increase of 14.7%.

          The cash bonus paid to Mr. James under the EIP equaled 102% of his salary and was based primarily on the achievement of the pre-established EP goal for the Company. The Committee also considered Mr. James' leadership evidenced by the eighth consecutive year of record earnings, the tenth consecutive year of record shipments and the ninth consecutive year of record sales by the construction materials segment. The bonus paid to Mr. James was well below the maximum allowable under the EIP.

          The Committee awarded Mr. James a grant of 200,000 nonqualified stock options and 30,000 deferred stock units. In making these awards, the Committee considered the Company's performance for the five-year period ending in 2001 against a comparison group of 41 companies, the S&P 500 Index and the Wilshire 5000 M&S Index. As compared to the selected Company comparison group, Vulcan ranked in the 93rd percentile with respect to total return to shareholders and return on investment, and in the 83rd percentile in EPS growth. The Company's five-year total return to shareholders was 21.2% compared to the S&P's return of 10.7% and the Wilshire Index return of -3.9%.

Compliance with Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code prohibits a public corporation from taking a deduction for compensation paid to its chief executive officer or any of its four other highest paid executive officers in excess of $1 million. Internal Revenue Service regulations exempt certain "qualified performance-based compensation" from the application of the Section 162(m) limitation. It is the Committee's understanding the payments pursuant to the Executive Incentive Plan and grants under the 1996 Long-Term Incentive Plan should qualify as qualified performance-based compensation as defined in the regulations.

Compensation Committee Orin R. Smith, Chairman Philip J. Carroll, Jr. Livio D. DeSimone James V. Napier
SHAREHOLDER RETURN PERFORMANCE PRESENTATION

          The following graph and table compare the performance of the Company's common stock to that of the Standard & Poor's 500 Stock Index ("S&P 500") and the Wilshire Materials and Services Sector Index ("Wilshire 5000 M&S") for the period commencing December 31, 1996, and ending December 31, 2001. The Wilshire 5000 M&S is a market capitalization weighted sector containing the public equities of firms in the Materials and Services sector as defined by Wilshire Associates, Incorporated. The Materials and Services sector includes the Company and approximately 1,600 other corporations, some of which are in the mining and chemicals industries. The sector is one of nine sectors that make up the Wilshire 5000 Index. The graph assumes that the index value of the investment in the Company's common stock was 100 on December 31, 1996, and that all dividends have been reinvested.

COMPARATIVE TOTAL RETURNS TO SHAREHOLDERS
Index as of December 31
	1996	1997	1998	1999	2000	2001
Vulcan (VMC)	100	172	226	209	256	261
S&P 500 Index	100	133	172	208	189	166
Wilshire 5000 M&S	100	102	103	133	91	82

RETIREMENT INCOME PLAN

          The Retirement Income Plan for Salaried Employees of Vulcan Materials Company (the "Retirement Plan") provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers. Under the Retirement Plan, normal retirement benefits are paid commencing at age 65 (or later actual retirement) based on the participant's years of benefit service under the Retirement Plan and the average of the highest 36 consecutive months of eligible earnings. Eligible earnings under the Retirement Plan include an employee's salary and any awards under the Company's Executive Incentive Plan and Management Incentive Plan, as described in the "Salary" and "Bonus" columns of the Summary Compensation Table. There were no contributions by the Company to the Retirement Plan in 2001 due to the full funding limitations imposed by federal law.

          Under Section 415 of the Code, the maximum benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2001 is $140,000, an amount which may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401 of the Code limits the amount of an employee's compensation which may be taken into account under the Retirement Plan to $170,000, an amount which also is subject to change each year in accordance with a similar determination. Therefore, the Company has an Unfunded Supplemental Benefit Plan for Salaried Employees (the "Supplemental Plan") which enables the Company to pay to any person designated by the Compensation Committee whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations.

          The Supplemental Plan is unfunded and amounts due the employees covered thereby are general obligations of the Company; however, the Supplemental Plan contains provisions which allow for the creation of a trust to help ensure the payment of benefits under the Supplemental Plan.

          The Supplemental Plan provides for the vesting of excess retirement benefits in the same manner that benefits vest under the Retirement Plan, which is after five years. In addition, the Supplemental Plan provides for an acceleration of the payment of excess retirement benefits in connection with a Change of Control of the Company (as defined in the Supplemental Plan) if, simultaneously with or subsequent to the Change of Control, the participant's employment is terminated, the Supplemental Plan is terminated or the Company's capital structure is changed materially.

          Assuming continuance of the Retirement Plan and the Supplemental Plan in their present form, annual benefits payable to participating employees (including executive officers) following retirement, in specific salary classifications and with the continuous years of benefit service indicated, are shown in the table below. Each amount in the table is based on the benefit applicable on December 31, 2002, to an employee retiring at age 65 payable in the form of a single life annuity.
Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
100,000	22,316	29,755	35,694	41,633	47,571	53,510
200,000	47,816	63,755	76,694	89,633	102,571	115,510
300,000	73,316	97,755	117,694	137,633	157,571	177,510
400,000	98,816	131,755	158,694	185,633	212,571	239,510
500,000	124,316	165,755	199,694	233,633	267,571	301,510
600,000	149,816	199,755	240,694	281,633	322,571	363,510
700,000	175,316	233,755	281,694	329,633	377,571	425,510
800,000	200,816	267,755	322,694	377,633	432,571	487,510
900,000	226,316	301,755	363,694	425,633	487,571	549,510
1,000,000	251,816	335,755	404,694	473,633	542,571	611,510

          The benefit service accruals used to determine benefits under the Retirement Plan as of December 31, 2001, for Mr. James and the four other executive officers named in the Summary Compensation Table are shown below.

Name	Years of Benefit Service as of 12/31/01
Donald M. James James W. Smack Daniel J. Leemon Mark E. Tomkins Guy M. Badgett, III	9 19 20 1 31	0/12 2/12 5/12 1/12 1/12

Mr. James is subject to a Supplemental Executive Retirement Agreement ("SERA") which provides an additional benefit based on the formula in the Retirement Plan using his actual years of service multiplied by 1.2. The maximum benefit service provided by the combination of the SERA and the Retirement Plan is 40 years. The SERA is an unfunded, noncontributory defined benefit plan.
CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

          The Company has entered into change of control agreements with each of the named executives and with certain other key executives. Each of the agreements has an initial three-year term, which on each anniversary of the execution of the agreement is extended for an additional year unless the Company notifies the executive otherwise at least 60 days prior to the anniversary date (the "Covered Period"). If a Change of Control occurs during the Covered Period, the agreement is activated (the date of such Change of Control being referred to as the "Effective Date"). From the Effective Date, the Company agrees to employ the executive for a two-year period generally on terms (including salary, bonus, participation in long-term incentive, savings and retirement and welfare benefits plans and fringe benefits) no less favorable than were provided to the executive prior to the Change of Control. A "Change of Control" includes (1) the acquisition by any individual or group (other than from the Company) of beneficial ownership of 20% or more of the outstanding common stock, (2) a change in at least a majority of the Board members (other than generally as approved by the incumbent Board members) or (3) certain business combination transactions.

          If, during the two-year period, the Company terminates the executive's employment (other than for cause or due to death or disability) or the executive terminates his employment for good reason (and, in the case of Mr. James, he terminates his employment for any reason during the 30-day period following the first anniversary of a Change of Control transaction in which the Company is not the survivor), the executive will be entitled to receive: (1) a payment in cash equal to three times the sum of (a) the executive's then current annual base salary, (b) the higher of the executive's Recent Annual Bonus (as defined by the agreement) and the annual bonus for the year in which the date of termination occurs, and (c) the value of the executive's annual long-term incentive award; (2) accrued but unpaid compensation (including a pro rata portion of the executive's bonus for the year in which the termination occurs (or, if higher, the executive's Recent Annual Bonus) and accrued vacation pay); (3) an amount equal to the actuarial present value of the additional pension benefits the executive would have received under the Company's qualified and supplemental retirement plans if he had continued to be employed by the Company for an additional three years; and (4) an amount equal to the additional matching contributions the executive would have received under the Company's qualified and non-qualified savings plans if he had continued to be employed by the Company for an additional three years. The executive also will be entitled to receive (1) a continuation of welfare and fringe benefits for three years and (2) Company-paid outplacement services in an amount up to $50,000. In addition, subject to certain limitations, the agreements provide that the executive is entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code.
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          Upon recommendation of the Audit Review Committee, which is composed of directors who are not employees of the Company, the Board of Directors has appointed Deloitte & Touche LLP, a firm of independent certified public accountants, as independent auditors for the year 2002 and until their successors are chosen. The function of the independent auditors is to audit the accounts and records of the Company, to report on the consolidated balance sheet, the related statements of consolidated earnings, consolidated shareholders' equity and consolidated statements of cash flows of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board of Directors. Although shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the shareholders as to whether or not they concur in this appointment. If a majority of the shares voting at the annual meeting fails to ratify the selection of Deloitte & Touche LLP as independent auditors, the Board of Directors will consider the selection of another independent certified public accounting firm.

          The firm of Deloitte & Touche LLP, or its predecessors, has audited the Company's financial statements since 1956. A representative of that firm will be present at the annual meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify its independent auditors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the common stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the common stock and reports of changes in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 2001, and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2001, all filing requirements applicable to its officers, directors and shareholders were complied with in a timely manner.
SHAREHOLDER PROPOSALS FOR 2003

          To be eligible for inclusion in the Company's Proxy Statement and form of proxy for its 2003 annual meeting, a shareholder's proposal must be received by the Company at its principal office no later than December 16, 2002. Proposals should be addressed to William F. Denson, III, Secretary, P. O. Box 385014, Birmingham, Alabama 35238-5014.
VULCAN MATERIALS COMPANY WILLIAM F. DENSON, III Secretary
1200 Urban Center Drive Birmingham, Alabama 35242 April 15, 2002

PROXY

VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders

Friday, May 10, 2002
10:00 a.m. Central Time
At the Company's headquarters
1200 Urban Center Drive
Birmingham, Alabama

THERE ARE THREE WAYS TO VOTE YOUR PROXY

INTERNET VOTING	TELEPHONE VOTING	VOTING BY MAIL

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on Thursday, May 9, 2002.

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-964-0726, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your Proxy Card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available until 5:00 p.m. Eastern Time on Thursday, May 9, 2002.

Simply mark, sign and date your Proxy Card and return it in the postage-paid envelope. Any mailed Proxy Card must be received prior to the vote at the meeting. If you are voting by telephone or the Internet, please do not mail your card.

COMPANY NUMBER	CONTROL NUMBER
PLEASE DETACH PROXY HERE
X	Please mark your votes as in this example.
This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposal 2.
The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.

1.  Election of Directors. (See reverse)       FOR [_]     WITHHELD [_]

For, except vote withheld from the following nominee(s) _______________________

2.  Ratification of Deloitte & Touche LLP as independent auditors for the year 2002.    FOR [_]    AGAINST [_]    ABSTAIN [_]

Please sign name(s) exactly as printed hereon. If shares are held jointly, each shareholder must sign. If signing as an attorney, administrator, executor, guardian, or trustee, please give full title as such.

DATE _____________________, 2002

__________________________________________

__________________________________________
SIGNATURE(S)

PLEASE DETACH PROXY HERE
VULCAN MATERIALS COMPANY Annual Meeting of Shareholders May 10, 2002 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VULCAN MATERIALS COMPANY

The undersigned hereby appoints LIVIO D. DeSIMONE, DONALD M. JAMES and ORIN R. SMITH, and each of them, with full power of substitution, proxies to vote all shares of stock that the undersigned could vote if present at the 2002 Annual Meeting of Shareholders to be held May 10, 2002, and at any adjournment or adjournments thereof, on all matters coming before said meeting as set forth on the opposite side of this card.

Election of Directors.
Nominees for Election as Directors: (three year terms) 01 Philip J. Carroll, Jr., 02 Livio D. DeSimone and 03 Donald M. James and 04 Ann McLaughlin Korologos.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you NEED NOT MARK any boxes if you wish to VOTE IN ACCORDANCE with the Board of Directors' recommendations. Please mark, sign, date, and return this Proxy promptly using the enclosed envelope.

If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the shareholder in the Thrift Plan for Salaried Employees, Construction Materials Divisions Hourly Employee Savings Plan and the Chemicals Group Hourly Employees Savings Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plans.

SEE REVERSE SIDE